Filed pursuant to Rule 424(b)(3)

Registration No. 333-266101

PROSPECTUS SUPPLEMENT NO. 7

(to the Prospectus dated September 22, 2022)

Polestar Automotive Holding UK PLC

UP TO 2,203,977,609 CLASS A ADSs,

UP TO 24,999,965 CLASS A ADSs ISSUABLE UPON CONVERSION OF CLASS C ADSs AND

UP TO 9,000,000 CLASS C-2 ADSs

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated September 22, 2022 (the “Prospectus”), which forms a part of a registration statement on Form F-1 (Registration No. 333-266101), related to the offer and sale from time to time by the selling securityholders named in the Prospectus of up to (a) 2,228,977,574 Class A ADSs and (b) 9,000,000 Class C-2 ADSs. Specifically, this prospectus supplement is being filed to update and supplement the information included in the Prospectus with the information contained in our Report on Form 6-K submitted to the U.S. Securities and Exchange Commission (the “SEC”) on January 9, 2023.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and this prospectus supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this prospectus supplement and any amendments or supplements carefully before you make your investment decision.

Our Class A ADSs and Class C-1 ADSs are listed on the Nasdaq Stock Market LLC (“Nasdaq”), under the trading symbols “PSNY” and “PSNYW,” respectively. On January 6, 2023, the closing price for our Class A ADSs on Nasdaq was $5.65. On January 6, 2023, the closing price for our Class C-1 ADSs on Nasdaq was $1.12.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” beginning on page 14 of the Prospectus before you make an investment in the securities.

Neither the SEC nor any state or foreign securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus supplement is dated January 9, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of January 2023

Commission File Number: 001-41431

Polestar Automotive Holding UK PLC

Assar Gabrielssons Väg 9

405 31 Göteborg, Sweden

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F  ☒            Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1):  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):  ☐

INFORMATION CONTAINED IN THIS REPORT ON FORM 6-K

On January 9, 2023, Polestar Automotive Holding UK PLC (“Polestar”) issued a press release announcing its preliminary estimated global volumes for the fourth quarter of 2022 and confirming that it achieved its 2022 global volumes target with approximately 51,500 vehicles delivered. Polestar also announced its preliminary estimates for global deliveries in 2023.

Polestar expects to release preliminary estimates for its financial results for the year ended December 31, 2022 on Thursday, March 2, 2023, before market opening in the United States of America. These unaudited preliminary estimates are based on Polestar management’s current best estimates and are subject to risks and uncertainties. Polestar’s independent registered public accounting firm, Deloitte AB (“Deloitte”), has not audited, reviewed, compiled or performed any procedures with respect to any of the unaudited preliminary estimated information. Accordingly, Deloitte does not express an opinion or any other form of assurance with respect thereto. Polestar’s audited financial statements for the year ended December 31, 2022 will be included in the Annual Report on Form 20-F to be filed by the end of April 2023. Polestar’s Chief Executive Officer and Chief Financial Officer expect to hold a live audio webcast in connection with the publication of these unaudited preliminary estimated results on Thursday, March 2, 2023 at 08:00 ET (14:00 CET). Relevant documents and a link to the live audio webcast will be available on the Polestar Investor Relations website. A copy of the press release is attached hereto as Exhibit 99.1 and the foregoing is qualified in its entirety by reference thereto.

Exhibit 99.1 to this Report on Form 6-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act.

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EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release of Polestar Automotive Holding UK PLC, dated January 9, 2023, titled “Polestar delivers on 2022 global volumes target.”

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

POLESTAR AUTOMOTIVE HOLDING UK PLC

Date: January 9, 2023	By:	/s/ Thomas Ingenlath
	Name:	Thomas Ingenlath
	Title:	Chief Executive Officer

	By:	/s/ Johan Malmqvist
	Name:	Johan Malmqvist
	Title:	Chief Financial Officer

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Exhibit 99.1

Polestar delivers on 2022 global volumes target

GOTHENBURG, SWEDEN – JANUARY 9, 2023. Polestar Automotive Holding UK PLC (“Polestar” or the “Company,” Nasdaq: PSNY), the Swedish electric performance car brand delivered approximately 21,000 vehicles in the fourth quarter of 2022, bringing the preliminary estimate for full year global volumes to 51,500 cars, up 80% year-on-year.

In 2023, Polestar anticipates global volumes to increase by nearly 60% to approximately 80,000 cars, led by strong Polestar 2 sales, and later in the year the first deliveries of Polestar 3.

“I’m proud of the many milestones we achieved in 2022 and in particular the massive team effort that went into delivering our strongest quarter to date – surpassing our 50,000 global volumes target for the year. We are now fully focused on 2023. There will be the usual quarterly variations, but I’m confident that we will continue to actively manage our supply chain to meet the growing demand for Polestar 2, commence first deliveries of Polestar 3 and launch Polestar 4,” says Polestar CEO, Thomas Ingenlath.

Polestar expects to post its unaudited preliminary estimates(1) of its financial results for the year ended December 31, 2022 on Thursday, March 2, 2023, before market opening in the USA. Polestar’s CEO and CFO will hold a live audio webcast in connection with the publication of these unaudited preliminary estimated results on March 2, 2023 at 08:00 ET (14:00 CET). Relevant documents and a link to the live audio webcast will be available on the Polestar Investor Relations website at https://investors.polestar.com/.

(1)

These unaudited preliminary estimates are based on Polestar management’s current best estimates and are subject to risks and uncertainties. Polestar’s independent registered public accounting firm, Deloitte AB (“Deloitte”), has not audited, reviewed, compiled or performed any procedures with respect to any of the unaudited preliminary estimated information. Accordingly, Deloitte does not express an opinion or any other form of assurance with respect thereto. Polestar’s audited financial statements for the year ended December 31, 2022 will be included in the Annual Report on Form 20-F that Polestar expects to file end of April 2023.

Ends.

Contacts

Bojana Flint

Head of Investor Relations

bojana.flint@polestar.com

Tanya Ridd

Global Head of Communications & PR

tanya.ridd@polestar.com

About Polestar

Polestar Automotive Holding UK PLC (Nasdaq: PSNY) (“Polestar”) is a Swedish premium electric vehicle manufacturer. Founded by Volvo Car AB (publ.) (together with its subsidiaries, “Volvo Cars”) and Zhejiang Geely Holding Group Co., Ltd (“Geely”), in 2017, Polestar enjoys specific technological and engineering synergies with Volvo Cars and benefits from significant economies of scale as a result.

Polestar is headquartered in Gothenburg, Sweden, and its vehicles are currently available and on the road in markets across Europe, North America, China and Asia Pacific. Polestar cars are currently manufactured in two facilities in China, with additional future manufacturing planned in the USA.

Polestar has produced two electric performance cars. The Polestar 1 was built between 2019 and 2021 as a low-volume electric performance hybrid GT with a carbon fibre body, 609 hp, 1,000 Nm and an electric-only range of 124 km (WLTP) – the longest of any hybrid car in the world at the time.

The Polestar 2 electric performance fastback is the Company’s first fully electric, high volume car. The Polestar 2 model range includes three variants with a combination of long- and standard range batteries as large as 78 kWh, and dual- and single-motor powertrains with as much as 350 kW / 476 hp and 680 Nm.

Polestar plans to launch one new electric vehicle per year, starting with Polestar 3 – the Company’s first electric performance SUV which debuted in October 2022. The launch of Polestar 4, a smaller electric performance SUV coupe, is expected in 2023.

In 2024, the Polestar 5 electric performance 4-door GT is planned to be launched as the production evolution of the Polestar Precept – the manifesto concept car Polestar released in 2020 that showcases the brand’s future vision in terms of design, technology, and sustainability. As the Company seeks to reduce its climate impact with every new model, Polestar aims to produce a truly climate-neutral car by 2030.

In March 2022, Polestar revealed its second concept car, an electric performance roadster which builds on the design, technology and sustainability ambitions laid out by Precept and showcases the brand’s vision for future sports cars. The hard-top convertible presents an evolution of the unique design language first shown by Precept and emphasises a dynamic driving experience. The concept further develops the focus on sustainability and technology, aiming towards greater circularity. Polestar confirmed in August 2022 that a version of the concept will be produced as the Polestar 6 electric performance roadster, with launch expected in 2026.

Forward-Looking Statements

Certain statements in this press release (“Press Release”) may be considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or the future financial or operating performance of Polestar. For example, projections of revenue, volumes and other financial or operating metrics are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict”, “potential”, “forecast”, “plan”, “seek”, “future”, “propose” or “continue”, or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward looking statements.

These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Polestar and its management, as the case may be, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (1) Polestar’s ability to maintain agreements or partnerships with its strategic partners, Volvo Cars and Geely, and to develop new agreements or partnerships; (2) Polestar’s ability to maintain relationships with its existing suppliers, and source new suppliers for its critical components, and to complete building out its supply chain, while effectively managing the risks due to such relationships; (3) Polestar’s reliance on its partnerships with vehicle charging networks to provide charging solutions for its vehicles and its reliance on strategic partners for servicing its vehicles and their integrated software; (4) Polestar’s reliance on its partners to manufacture vehicles at a high volume, some of which have limited experience in producing electric vehicles, and on the allocation of sufficient production capacity to Polestar by its partners in order for Polestar to be able to increase its vehicle production capacities; (5) competition, the ability of Polestar to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (6) Polestar’s estimates of expenses and profitability; (7) increases in costs, disruption of supply or shortage of materials, in particular for lithium-ion cells or semiconductors; (8) the possibility that Polestar may be adversely affected by other economic, business, and/or competitive factors; (9) the effects of competition and the high barriers to entry in the automotive industry, and the pace and depth of electric vehicle adoption generally on Polestar’s future business; (10) changes in regulatory requirements, governmental incentives and fuel and energy prices; (11) the outcome of any legal proceedings that may be instituted against Polestar or others; (12) the ability to meet stock exchange listing standards; (13) risks associated with changes in applicable laws or regulations and with Polestar’s international operations; (14) Polestar’s ability to establish its brand and capture additional market share, and the risks associated with negative press or reputational harm, including from lithium-ion battery cells catching fire or venting smoke; (15) delays in the design, manufacture, launch and financing of Polestar’s vehicles and Polestar’s reliance on a limited number of vehicle models to generate revenues; (16) Polestar’s ability to continuously and rapidly innovate, develop and market new products; (17) risks related to future market adoption of Polestar’s offerings; (18) risks related to Polestar’s distribution model; (19) the impact of the global COVID-19 pandemic, inflation, interest rate changes, the ongoing conflict between Ukraine and Russia, supply chain disruptions and logistical constraints on Polestar, Polestar’s projected results of operations, financial performance or other financial and operational metrics, or on any of the foregoing risks; and (20) other risks and uncertainties set forth in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in Polestar’s Form 20-F, and other documents filed, or to be filed, with the SEC by Polestar. There may be additional risks that Polestar presently does not know or that Polestar currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements.

Nothing in this Press Release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Polestar assumes no obligation to update these forward-looking statements, even if new information becomes available in the future.